EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm
The Stockholders and the Board of Directors
Cadence Design Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-232761, 333‑226294, 333‑226293, 333‑226292, 333‑219432, 333‑212669, 333‑204278, 333‑197579, 333‑195771, 333‑194102, 333‑188452, 333‑188449, 333‑184595, 333‑174202, 333‑174201, 333‑174200, 333‑159486, 333‑150948, 333‑149877, 333‑145891, 333‑144972, 333‑135003, 333‑132754, 333‑132753, 333‑124025, 333‑119335, 333‑116681, 333‑115351, 333‑115349, 333‑108251, 333‑105492, 333‑105481, 333‑104720, 333‑103657, 333‑103250, 333‑102648, 333‑101693, 333‑88390, 333‑87674, 333‑85080, 333‑82044, 333‑75874, 333‑65116, 333‑56898, 333‑69589, 333‑33330, 333‑93609, 333‑85591, 333‑71717, 333‑65529, 333‑61029, 333‑34599, 333‑27109, and 333‑18963) on Form S‑8 of Cadence Design Systems, Inc. of our report dated February 24, 2020, with respect to the consolidated balance sheets of Cadence Design Systems, Inc. as of December 28, 2019 and December 29, 2018, the related consolidated income statements, statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 28, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 28, 2019, which report appears in the December 28, 2019 annual report on Form 10‑K of Cadence Design Systems, Inc.
Our report on the consolidated financial statements refers to the adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Update (ASU) 2016-02, Leases, as of December 30, 2018, and FASB ASU 2014‑09, Revenue from Contracts with Customers, as of December 31, 2017.

/s/ KPMG LLP
Santa Clara, California
February 24, 2020